                                                              Exhibit No. 10(ll)



                                 March 1, 1994



Marc Tipermas
Executive Vice President
 and Director, Corporate Development
ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA  22031-1207

Re:  Employment Arrangements
     -----------------------

Dear Marc:

     The purpose of this letter is to set forth our agreement with respect to your employment by ICF Kaiser International, Inc. (the "Company"). The "ICF Kaiser International, Inc. Standard Terms and Conditions of Employment for Executive Personnel" attached hereto as Exhibit A and the "Senior Executive Officers Severance Plan" (the "SEOSP") attached hereto as Exhibit B are incorporated herein by reference. This letter and Exhibits A and B are sometimes hereinafter collectively referred to as this "Agreement."

     1.   Employment Period; Duties.
          -------------------------

          (a)  Employment and Employment Period.  The Company shall employ you
               --------------------------------
to serve as Executive Vice President and Director, Corporate Development of the Company for a period of three years commencing March 1, 1994, (the "Employment Period").

          (b)  Offices, Duties and Responsibilities.  You shall report to the
               ------------------------------------
Chairman and Chief Executive Officer of the Company and shall be a member of all senior management groups, including the Office of the Chairman, of the Company. Your offices shall be in the Executive Suite, which is currently located on the 12th floor of the Company's headquarters building in Fairfax, Virginia. You shall have the lead responsibility, working with the Company's senior managers, to develop and coordinate the marketing and corporate development activities of the Company and each of its Operating Groups. Each sentence of this Section 1(b) is a material provision of this Agreement and a material inducement to your acceptance of this Agreement.

     2.   Compensation and Fringe Benefits.
          --------------------------------

          (a)  Base Compensation.  Subject to Section 2(e) below, the Company
               -----------------
shall pay you a minimum base salary at the rate of (i) $275,000 per year through February 28, 1995, (ii) $290,000 per year for the period of March 1, 1995 through February 29, 1996, and (iii) $300,000 per year for the period of March 1, 1996 through February 28, 1997, in installments in accordance with the Company's regular practice for compensating executive personnel. Notwithstanding anything to the contrary in Section 2(e) below, the salary levels in this Section 2(a) shall serve as the salary level for determination of the severance benefits described in Exhibit B.

Marc Tipermas
March 1, 1994
Page 2

          (b)  Non-Qualified Salary Deferral Plan.  You will be eligible for
               ----------------------------------
participation in the Company's Deferred Compensation Plan if and when that plan is implemented.

          (c)  Bonus Compensation.  You shall be entitled to receive bonuses as
               ------------------
determined by the Compensation Committee of the Company's Board of Directors in accordance with the provisions of the Senior Officers Bonus Plan in the following amounts: $45,000 - $180,000 for the Company's fiscal year 1995; $45,000 - $190,000 for the Company's fiscal year 1996; and $0 - $200,000 for the Company's fiscal year 1997. The amounts of such bonuses shall be determined by the Compensation Committee of the Board of Directors.

          (d)  Fringe Benefits.  You will be entitled to such fringe benefits as
               ---------------
are generally made available by the Company to executive personnel. Such benefits shall (i) include participation in the Company's defined contribution retirement plan, 401(k) Plan, and health, term life and disability insurance programs and reimbursement of reasonable expenses incurred in connection with travel and entertainment related to the Company's business and affairs and
(ii) be paid by the Company in a manner, and to the extent, consistent with past practice.

          A.   Alternative Payment Arrangement.  The Company has agreed to pay
               -------------------------------
to you the amount of $70,000 (with deduction of such amounts as may be required to be withheld by applicable law and regulations) on each of April 15, 1994 and April 1, 1995. This payment shall have two components: i) $25,000 from salary and ii) $45,000 from bonus. Your minimum bonus during each of fiscal years 1995 and 1996 shall be $45,000. As a result of such payments, the base compensation otherwise payable to you under Section 2(a) above shall be reduced by $25,000 during the first two years of the Employment Period, and the amount of bonus to which you would otherwise be entitled under Section 2(c) above shall be reduced by $45,000 in each of the first two years of the Employment Period. The amount referred to in the first sentence of this
Section 2(e) shall be paid regardless of any termination of this Agreement prior to April 1, 1995 by the Company without "cause" as defined in Exhibit B, or by you for "good reason" as defined in Exhibit B.

     3.   Stock Options.
          -------------

          (a)  Cancellation of Certain Existing Options.  Effective on the date
               ----------------------------------------
of grant of the options referred to in Section 3(b) below, you agree that the following stock options shall be cancelled, and of no further force and effect:


Number of                                           Exercise      Expiration
Options          Grant Date      Number Vested       Price           Date
- - -----------      ----------      -------------      --------      ----------

 3,329           05/14/90         3,329             $9.51         05/14/95
16,671           05/14/90        16,671             $9.51         05/14/95
15,000           05/08/92        15,000             $8.25         05/06/96
 9,906           05/08/92         6,604             $8.25         08/06/94
15,094           05/08/92         8,933             $8.25         08/06/94

Marc Tipermas
March 1, 1994
Page 3



          (b)  New Options.  As soon as practicable after the date
               -----------
hereof, subject to the approval of the Compensation Committee of the Board of Directors, the Company will grant to you non-statutory stock options under the Company's Stock Incentive Plan to purchase 125,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at a purchase price equal to the average of the closing prices of the Common Stock on the New York Stock Exchange on the 20 trading days ending on the grant date of such options. Such options will be represented by a Stock Option Agreement in the form customarily used by the Company for such agreements, containing the following provisions:

          (i)  Option Term.  The options will expire on November 15, 1999,
               -----------
subject to termination 180 days after you cease being employed by the Company for any reason.

               (ii)  Vesting.  Except as provided in Section 5(b) of
                     -------
Exhibit A, twenty-five percent (25%) of the options will vest on each of the first four anniversaries of the date hereof.

     4.   Non-Competition.  You agree that for a period commencing as of the
          ---------------
date of the grant of the options referred to in Section 2(c) and ending (i) on the date of termination of your employment (x) by the Company for reasons that do not constitute "cause" as defined in Exhibit B or (y) by you for "good reason" as defined in Exhibit B, and (ii) one year following termination of your employment (x) by the Company for "cause" or (y) by you for reasons that do not constitute "good reason", provided that the Company is not in material
                                 --------
breach of this Agreement (the "Non-Competition Period"), you will not, except as otherwise provided herein, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or manage-ment of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by the Company.

     For the purpose of this Agreement, a business shall be considered to be competitive with the business of the Company only if such business is engaged in providing services (i) similar to (x) any service currently provided by the Company or provided by the Company during the Employment Period; (y) any service which in the ordinary course of business during the Non-Competition Period evolves from or results from enhancements to the services provided by the Company as of the date hereof or during the Employment Period; or (z) any future service of the Company as to which you materially and substantially participated in the design or enhancement, and
(ii) to customers and clients of the type served by the Company during the Non-Competition Period.

          (a)  Non-Solicitation of Employees. During the Non-Competition
               -----------------------------
Period, you will not (for your own benefit or for the benefit of any person or entity other than the Company) solicit, or assist any person or entity other than the Company to solicit, any officer, director, executive or employee of the Company or its affiliates to leave his or her employment.

          (b)  Reasonableness.  You acknowledge that (i) the markets served by
               --------------
the Company are national and international and are not dependent on the geographic location of

Marc Tipermas
March 1, 1994
Page 4



executive personnel or the businesses by which they are employed, (ii) the length of the Non-Competition Period is related to the length of the Employment Period and the Company's agreement to provide severance benefits as set forth in Section 5(b) of Exhibit A and in Exhibit B that, under certain circumstances, will provide additional compensation to you upon the termination of this Agreement; and (iii) the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company.

          (c)  Investments.  Nothing in this Agreement shall be deemed to
               -----------
prohibit you from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, provided that
                                                                   --------
such investments (i) are passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Company.

          If you find the terms of your employment, as set forth above and in Exhibits A and B, acceptable, please sign a copy of this letter and return it to me. Upon your acceptance hereof, this letter, together with Exhibits A and B, will constitute your employment agreement with the Company.

                                 Very truly yours,

                                 ICF KAISER INTERNATIONAL, INC.



                                 By:      /s/  James O. Edwards
                                       ---------------------------
                                       James O. Edwards
                                       Chairman and Chief Executive
                                        Officer

Accepted and Agreed:



    /s/   Marc Tipermas
- - -------------------------
Marc Tipermas